Exhibit 99.3

CONSENT OF LAZARD FRERES & CO. LLC

We hereby consent to (i) the inclusion of our opinion letter, dated July 27, 2008, to the Independent Directors of the Board of Directors of KKR Guernsey GP Limited (“KKR Guersney”), acting in its capacity as general partner of KKE Private Equity Investors, L.P., as Appendix C to Amendment No. 6 to the Registration Statement on Form S-1 / Form S-4 (File Number 333-144335) of KKR & Co. L.P. and (ii) the references to such opinion and to our firm in such amendment under the heading “The KPE Transaction.”  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned amendment to the Registration Statement of KKR & Co. L.P.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of such registration statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

LAZARD FRERES & CO. LLC

By:	/s/ Stephen Campbell
Name: Stephen Campbell
Title: Managing Director

New York, New York

Date: October 29, 2008